PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND


         Lawrenceburg, Ind., January 25, 2007 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on or about February 28, 2007 to stockholders of record as of the close of business on February 12, 2007.

         United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana.



Contact:   United Community Bancorp
           William F. Ritzmann, President and Chief Executive Officer
           (812) 537-4822